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                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549


                                  SCHEDULE 13G



                   Under the Securities Exchange Act of 1934
                              (Amendment No. 4)*


                               Brady Corporation
--------------------------------------------------------------------------------
                               (Name of Issuer)

                             Class A Common Stock
--------------------------------------------------------------------------------
                        (Title of Class of Securities)

                                   104674106
                        ------------------------------
                                (CUSIP Number)



Check the following box if a fee is being paid with this statement [_].
(A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7).

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).
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                           SCHEDULE 13G PAGE 2 OF 5

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  CUSIP NO.  104674106
             ---------


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      NAMES OF REPORTING PERSONS.

 1    I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

      ARIEL CAPITAL MANAGEMENT, INC.                   John W. Rogers, Jr.
      I.R.S. ID NO. 36-3219058                         S.S. NO. ###-##-####

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      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
 2                                                              (a) [_]
      Not Applicable                                            (b) [_]

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      SEC USE ONLY
 3


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      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      Illinois Corporation

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                          SOLE VOTING POWER
                     5
     NUMBER OF            Ariel - 4,129,560                      Rogers - 0

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          Ariel -     0                          Rogers - 0
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             Ariel - 4,181,260                      Rogers - 0

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          Ariel -     0                          Rogers - 0

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      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
                          Ariel - 4,181,260                      Rogers - 0

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      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
10

      Not Applicable                                                [_]
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      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
      Ariel - 4,181,260/20,782,076 = 20.12%                      Rogers - 0

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      TYPE OF REPORTING PERSON
12
                          Ariel - IA                             Rogers - HC

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                    * SEE INSTRUCTIONS BEFORE FILLING OUT!

* This report is being made on behalf of John W. Rogers, Jr., President and principal shareholders of Ariel Capital Management Inc., who may be deemed to have beneficial ownership of the securities of the issuer. Mr. Rogers disclaims beneficial ownership of shares held by Ariel Capital Management, Inc.
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                           SCHEDULE 13G PAGE 3 OF 5                     5/31/99
===============================================================================
Item 1

     (a) Name of Issuer:

         Brady Corporation


     (b) Address of Issuer's Principal Executive Offices

         6555 West Good Hope Road; Milwaukee, WI  53223


Item 2

     (a) Name of Person Filing

         Ariel Capital Management, Inc.

     (b) Address of Principal Business Office:

         307 North Michigan Avenue, Chicago, IL  60601

     (c) Citizenship

         An Illinois corporation

     (d) Title of Class of Securities

         Class A Common Stock

     (e) CUSIP Number

         104674106

Item 3. This statement is filed pursuant to Rule 13d-1(b) or 13d-2(b) and the person filing is an investment adviser registered under section 203 of the Investment Advisers Act of 1940.

Item 4. Ownership.

     (a)  Amount beneficially owned:

          (See Page 2, No. 9)
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                           SCHEDULE 13G PAGE 4 OF 5                     5/31/99
===============================================================================


     (b)  Percent of class:

          (See Page 2, No. 11)

     (c)  Number of shares as to which the person has:

          (i)   Sole power to vote or to direct the vote

                (See Page 2, No. 5)

          (ii)  Shared power to vote or to direct the vote

                (See Page 2, No. 6)

          (iii) Sole power to dispose or to direct the disposition of

                (See Page 2, No. 7)

          (iv)  Shared power to dispose or to direct the disposition of

                (See Page 2, No. 8)

Item 5.  Ownership of Five Percent or Less of a Class.

     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following: [_]

Item 6.  Ownership of More than Five Percent on Behalf of Another Person.

     All securites reported upon this Schedule are owned by investment advisory clients of Ariel Capital Management, Inc., no one of which to the knowledge of Ariel Capital Management, Inc. owns more than 5% of the class.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

         Not Applicable

Item 8.  Identification and Classification of Members of the Group.

         Not Applicable
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                           SCHEDULE 13G PAGE 5 OF 5                     5/31/99
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                                   SIGNATURE

     The undersigned hereby agree that this statement is being filed on behalf of each of them and hereby certify, after reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                     ARIEL CAPITAL MANAGEMENT, INC.


                                     By:
                                         /s/ Eric T. McKissack
                                         ---------------------
                                               Signature

                                             Eric T. McKissack
                                             Co-Chief Investment Officer and
                                             Senior Vice President






                                     JOHN W. ROGERS, JR.*
                                     ---------------------
                                     JOHN W. ROGERS, JR.


                                     By:
                                         /s/ Eric T. McKissack
                                         ---------------------
                                             Eric T. McKissack


DATED: June 08, 1999
       -------------


     * Eric T. McKissack signs this document on behalf of John W. Rogers, Jr. pursuant to the power of attorney attached as Exhibit 1 to the Schedule 13G filed with the Securities and Exchange Commission on or about January 10, 1994, on behalf of Ariel Capital Management, Inc. and John W. Rogers, Jr. with respect to Oshkosh B'Gosh, Incorporated, which said power of attorney is hereby incorporated by reference.